STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of June 28, 2010 by and between KENNAMETAL INC., a Pennsylvania corporation with its principal offices at 1600 Technology Way, Latrobe, Pennsylvania 15650 (“Kennametal”) and ABAKAN INC., a Nevada corporation with its principal offices at 2829 Bird Avenue, Miami, Florida 33180 (“Buyer”).  Kennametal and Buyer are referred to collectively herein as the “Parties”.

WITNESSETH:

            WHEREAS, on March 7, 2007, Kennametal entered into an Agreement (the “2007 Agreement”) with Powdermet, Inc., a Delaware corporation (“Powdermet”) and Andrew J. Sherman, an individual residing in the State of Ohio, pursuant to which Kennametal converted its holdings of Series A Preferred Stock of Powdermet in to 596,813 shares of Common Stock of Powdermet; and

            WHEREAS, Buyer desires to purchase from Kennametal and Kennametal desires to sell to Buyer all of the shares of Common Stock of Powdermet owned by Kennametal, consisting of 596,813 shares of common stock of Powdermet (the “Shares”), subject to the terms and conditions set forth herein.

            NOW, THEREFORE, Kennametal and Buyer agree as follows:

1.         Purchase and Sale of the Shares.

            (a)        Basic Transaction.  On the Closing Date and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Kennametal and Kennametal agrees to sell and transfer to Buyer, all of the Shares for the consideration specified below.

            (b)        Purchase Price.  As total consideration for the Shares, Buyer shall pay Kennametal the sum of $1,500,000 (the “Purchase Price”) in accordance with the terms of this Section 1(b).  The Purchase Price shall be due and payable on the Closing Date (defined below).  Payment of the Purchase Price shall be made in immediately available funds by wire transfer on the Closing Date to an account designated by Kennametal in writing to Buyer at least two (2) days prior to the Closing Date.

            (c)        Export Compliance.  The Parties understand and acknowledge that Powdermet is registered with the U.S. Department of State, Directorate of Defense Trade Controls (“DDTC”) pursuant to Part 122 of the International Traffic in Arms Regulations (“ITAR,” 22 C.F.R. Parts 120-130).  Both Parties agree to comply with the requirements of the ITAR, if any, in connection with the sale of the Shares and execution of this Agreement, and shall cooperate to ensure that any requirements of the ITAR or other U.S. export and foreign trade control laws, including notice requirements if any, are met in connection with the sale of the Shares and execution and delivery of this Agreement.

            (d)        The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kennametal in Latrobe, Pennsylvania, commencing at 10:00 a.m. local time on June 28, 2010.

            (f)        Deliveries at the Closing.  At the Closing, Buyer will deliver to Kennametal a fully executed copy of this Agreement, including Schedule I, the Closing Amount, and the various certificates, instruments, and documents referred to in Section 3 below, and Kennametal will deliver to Buyer a fully executed copy of this Agreement and the stock certificate(s) representing the Shares, duly endorsed in blank or accompanied by valid stock powers to effect the transfer.

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2.         Representations and Warranties Covering the Transaction.

            (a)        Representations and Warranties of Kennametal.  Kennametal represents and warrants to Buyer that the statements contained in this Section 2(a) are correct and complete:

                        (i)         Organization of Kennametal.  Kennametal is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania;

                        (ii)        The Shares.  Kennametal holds of record and owns beneficially 596,813 shares of common stock of Powdermet (which, to the best of Kennametal’s knowledge and belief represents 40.87% of the issued and outstanding shares of Powdermet), free and clear of any restrictions on transfer.  Kennametal is not a party to any option, warrant, purchased right or other contract or commitment that requires or could require Kennametal to sell, transfer or otherwise dispose of the Shares, other than this Agreement.  Kennametal is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Shares;

                        (iii)       No Conflicts.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or violate any provisions of the charter or bylaws of Kennametal, any agreement to which Kennametal is a party, any rule or regulation of any government, or any federal, state or local governmental agency, or any provision of, or result in the acceleration of any obligation under any, agreement, instrument, order, or judgment to which Kennametal is a party or by which it is bound;

                        (iv)       Authorization of Transaction.  Kennametal has the full power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Kennametal, enforceable in accordance with its terms and conditions.  Kennametal need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement; and

            (b)        Representations and Warranties of Buyer.  Buyer represents and warrants to Kennametal that the statements contained in this Section 2(b) are correct and complete:

                        (i)         Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

                        (ii)        Accredited Investor Status; Acquisition of Shares for Buyer’s Account.  Buyer is an accredited investor (“Accredited Investor”), as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.  As an Accredited Investor, Buyer has the requisite knowledge and experience in financial and business matters such that it is able to evaluate the merits and risks of the transaction contemplated under this Agreement.  Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution of the Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”).  Buyer understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

                        (iii)       Ownership and Control.  Schedule I sets forth to the best of Buyer’s belief and knowledge, a true and complete statement of the ownership of Buyer as of the dates indicated. Except as set forth on Schedule I, there are no outstanding share purchase options, rights to acquire shares or other contractual rights pursuant to which Buyer is obligated to issue additional capital shares or other equity interests. Buyer warrants that (x) at least 59 percent of the outstanding voting securities of Buyer are Owned and held by U.S. Persons, (y) Buyer is Controlled by U.S. Persons and (z) during the period that Buyer holds the Shares, Control and majority Ownership of Buyer will be held by U.S. Persons.  Buyer further covenants and further agrees that, during the period that Buyer holds the Shares, all material financings will be completed by Buyer with the intent that Control and majority Ownership of Buyer will remain with U.S. Persons.  For purposes of this Section 2(b)(iii), “Ownership” and “Control” have the meanings given to those terms in the ITAR, 22 C.F.R. Section 122.2(c), and “U.S. Persons” means, consistent with 22 C.F.R. Section 120.15, U.S. citizens; U.S. legal permanent residents; certain individuals who have protected status under U.S. law; U.S. federal, state, or local governmental entities; and corporations, business associations, partnerships, societies, trusts, or any other entity, organization or group that is incorporated to do business in the United States.

                        (iv)       No Conflicts.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or violate any provisions of  the charter or bylaws of the Buyer, any agreement to which Buyer is a party, any statute, rule or regulation of any government, or any federal, state or local governmental agency, or any provision of, or result in the acceleration of any obligation under any, agreement, instrument, order or judgment to which Buyer is a party or by which it is bound.

                        (v)        Authorization of Transaction.  Buyer has full power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement and related documents and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.  Buyer need not give notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

3.         Conditions to Obligation of Kennametal.  The obligation of Kennametal to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a)        all representations and warranties of Buyer set forth in this Agreement shall have been true and correct in all respects on the Closing Date;

            (b)        Buyer shall have performed all obligations and agreements and complied in all respects with all covenants and conditions contained in this Agreement to be performed or complied with by Buyer at or prior to the Closing;

            (c)        there shall not be pending or threatened by or before any governmental agency, tribunal, commission or court any action or proceeding seeking to restrain, enjoin, prohibit or invalidate the consummation of the transactions contemplated by this Agreement;

            (d)        there shall not be any statute, rule, regulation, injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

            (e)        all notice and other requirements of applicable U.S. export and foreign trade control laws, including but not limited to the ITAR, shall have been satisfied, as determined by Kennametal following its review of Schedule I provided pursuant to Section 2(b)(iii) and any such information as Kennametal shall require from Buyer in order to establish that execution of the Agreement complies with applicable export and foreign trade control laws; and

            (f)        Buyer shall have delivered to Kennametal good standing certificates and certified charter documents of Buyer, each of recent date, from the Secretary of State of the State of Nevada, or such other authorities as are appropriate.

4.         Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a)  all representations and warranties of Kennametal set forth in this Agreement shall have been true and correct in all respects on the Closing Date;

            (b)  Kennametal shall have performed all obligations and agreements and complied in all respects with all covenants and conditions contained in this Agreement to be performed or complied with by Kennametal at or prior to the Closing;

            (c)  there shall not be pending or threatened by or before any governmental agency, tribunal, commission or court any action or proceeding seeking to restrain, enjoin, prohibit or invalidate the consummation of the transactions contemplated by this Agreement; and

            (d)  there shall not be any statute, rule, regulation, injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

5.         Severability.  If any term, covenant, condition or provision hereof is illegal or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions of this Agreement.

6.         Confidentiality.  It is understood by the Parties that the terms and conditions of this Agreement shall be considered confidential and that neither of the Parties nor their attorneys shall disclose its existence or its terms and conditions or discuss them with any third party or entity, except their legal, tax and financial advisors, without prior written approval of the other party hereto or as may be necessary to effectuate this Agreement.  In the event any third party requests or subpoenas this Agreement or any documents or information related hereto, the party receiving such request, subpoena or other document or its legal counsel shall immediately provide the other party with written notice of such request or subpoena for purposes of permitting such party to take any action it deems necessary to oppose the same.

7.         Applicable Law.  This Agreement shall be interpreted by and construed in accordance with the laws of the State of Delaware.

8.         Successors and Assigns.  The Parties agree that their successors and assigns shall be fully bound by this Agreement and all provisions hereof and that this Agreement shall not be assigned by any party hereto without the prior written consent of the other party, which shall not be unreasonably withheld.

9.         Entire Agreement.  This Agreement constitutes the entire agreement and understanding between Kennametal and Buyer and supersedes any prior agreement or understanding relating to the subject matter of this Agreement.

10.       Amendments.  This Agreement may not be amended unless such amendment is set forth in writing and agreed to by both parties hereto.

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IN WITNESS WHEREOF, the parties intending to be legally bound hereby have executed this Agreement on the date and year first written above.

KENNAMETAL INC.

By: /s/ Frank P. Simpkins
Name: Frank P. Simpkins
Title: Vice-President and Chief Financial Officer

ABAKAN INC.

By: /s/ Robert Miller
Name: Robert Miller
Title: President